Exhibit 4.6

[FACE OF SECURITY]

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Assurant, Inc.

7.000% FIXED-TO-FLOATING RATE SUBORDINATED NOTES DUE 2048

No. R-1

CUSIP No. 04621X AK4	$400,000,000

Assurant, Inc., a corporation duly organized and existing under the laws of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., as nominee for The Depository Trust Company, or registered assigns, the principal sum of Four Hundred Million ($400,000,000) Dollars on March 27, 2048.

From and including March 27, 2018 to, but excluding, March 27, 2028 or any earlier Redemption Date, the Securities will bear interest at the annual rate of 7.000%, and the Company will pay accrued interest semi-annually in arrears on March 27 and September 27 of each year (each, a “Fixed-Rate Interest Payment Date”), beginning on September 27, 2018 and ending on March 27, 2028, subject to the Company’s rights and obligations below. Interest payments will be made to the persons or entities in whose names the Securities are registered at the close of business on March 12 or September 12 (whether or not a Business Day), as the case may be, immediately preceding the relevant Fixed-Rate Interest Payment Date. The amount of interest payable for any Fixed-Rate Interest Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. In the event that any Fixed-Rate Interest Payment Date falls on a day that is not a Business Day, the interest payment due on that date will be postponed to the next day that is a Business Day, and no additional interest will accrue as a result of that postponement.

“Business Day” means any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed, (iii) a day on which the corporate trust office of the trustee is closed for business or (iv) on or after March 27, 2028, a day that is not a London Banking Day.

“Fixed-Rate Interest Period” means the period from, and including, March 27, 2018 to, but excluding, the first Fixed-Rate Interest Payment Date and each successive period from, and including, a Fixed-Rate Interest Payment Date to, but excluding, the next Fixed-Rate Interest Payment Date.

From and including March 27, 2028 to, but excluding, the maturity date or any earlier Redemption Date, the Securities will bear interest at an annual rate equal to Three-month LIBOR plus 4.135%, and the Company will pay accrued interest quarterly in arrears on March 27, June 27, September 27 and December 27 (or if any of these days is not a Business Day, on the next Business Day, except that, if such Business Day is in the next succeeding calendar month, interest will be payable on the immediately preceding Business Day) (each, a “Floating-Rate Interest Payment Date” and together with the Fixed-Rate Interest Payment Dates, the “Interest Payment Dates”), beginning on June 27, 2028, subject to the Company’s rights and obligations below.

The Company will pay such accrued interest to the persons or entities in whose names the Securities are registered at the close of business on March 12, June 12, September 12 and December 12 (whether or not a Business Day), as the case may be, immediately preceding the relevant Floating-Rate Interest Payment Date. The amount of interest payable for any Floating-Rate Interest Period will be computed on the basis of a 360-day year and the actual number of days elapsed.

“Floating-Rate Interest Period” means the period from, and including March 27, 2028 to, but excluding, the first Floating-Rate Interest Payment Date and each successive period from, and including, a Floating-Rate Interest Payment Date to, but excluding, the next Floating-Rate Interest Payment Date.

“Interest Periods” means the Fixed-Rate Interest Periods and Floating-Rate Interest Periods.

For the purposes of calculating interest due on the Securities during any Floating-Rate Interest Period:

“Three-month LIBOR” means, with respect to any Floating-Rate Interest Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that Floating-Rate Interest Period that appears on Reuters Page LIBOR01 as of 11:00 a.m., London time, on the LIBOR Determination Date for that Floating-Rate Interest Period; provided that: (i) if such rate does not appear on Reuters Page LIBOR01, Three-month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the first day of that Floating-Rate Interest Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent after consultation with the Company, at approximately 11:00 a.m., London time, on the LIBOR Determination Date for that Floating-Rate Interest Period. The Calculation Agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two such quotations are provided, Three-month LIBOR with respect to that Floating-Rate Interest Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations; (ii) if fewer than two quotations are provided as described in clause (i) above, Three-month LIBOR with respect to that Floating-Rate Interest Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the Calculation Agent after consultation with the Company, at approximately 11:00 a.m., New York City time, on the first day of that Floating-Rate Interest Period for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that Floating-Rate Interest Period and in a principal amount of not less than $1,000,000; and (iii) if fewer than three banks selected by the Calculation Agent to provide quotations provide quotes as described in clause (ii) above, Three-month LIBOR for that Floating-Rate Interest Period will be determined by the Calculation Agent in its sole discretion, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such sources as it deems reasonable from which to estimate Three-month LIBOR or any of the foregoing lending rates. Notwithstanding the foregoing clauses (i), (ii) and (iii): (a) if the Calculation Agent determines on the relevant LIBOR Determination Date that the LIBOR base rate has been discontinued, then the Calculation Agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the LIBOR base rate, provided that if the Calculation Agent determines there is an industry-accepted successor base rate, then the Calculation Agent shall use such successor base rate; and (b) if the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine what business day convention to use, the definition of Business Day, the LIBOR Determination Date and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the LIBOR base rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

Promptly upon such determination, the Calculation Agent will notify the Company and the Trustee (if the Calculation Agent is not the Trustee) of the interest rate for the new Floating-Rate Interest Period. Upon request of a holder of the Securities, the Calculation Agent will provide to such holder the interest rate in effect for the relevant Floating-Rate Interest Period on the date of such request and, if determined, the interest rate for the next Floating-Rate Interest Period. All calculations made by the Calculation Agent for the purposes of calculating interest on the Securities during any Floating-Rate Interest Period shall be conclusive and binding on the holders, the Trustee and the Company, absent manifest errors.

“Calculation Agent” means the calculation agent appointed by the Company pursuant to the Calculation Agency Agreement between the Company and U.S. Bank National Association, dated the date hereof or any successor thereto appointed by the Company;

“LIBOR Determination Date” means the second scheduled London Banking Day immediately preceding the first day of the relevant Floating-Rate Interest Period; and

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in foreign exchange and in deposits in U.S. dollars) in London.

“Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace that page on that service, or such other service as may be nominated by the Company as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered Rate for U.S. dollar deposits).

So long as no Event of Default with respect to the Securities has occurred and is continuing, the Company shall have the right, at any time and from time to time, to defer the payment of interest on the Securities for one or more consecutive Interest Periods for up to five years for any single Deferral Period, provided that no Deferral Period shall extend beyond the Stated Maturity, any earlier accelerated maturity date arising from an Event of Default or any earlier Redemption Date of the Securities. If the Company has paid all deferred interest (including compounded interest thereon) on the Securities, the Company shall have the right to elect to begin a new Deferral Period.

At the end of any Deferral Period, the Company shall pay all deferred interest (including compounded interest thereon) on the Securities to the Holders of the Securities registered in the Security Register at the close of business on the Regular Record Date with respect to the Interest Payment Date at the end of such Deferral Period. The Company shall give written notice of its election to commence or continue any Deferral Period to the Trustee and the Holders of the Securities at least two Business Days and not more than 60 Business Days before the next Interest Payment Date.

“Deferral Period” means the period commencing on the first day of the first Interest Period with respect to which the Company elects to defer interest on the Security pursuant to the foregoing and ending on the earlier of (i) the Interest Payment Date falling on or about the fifth anniversary of that day and (ii) the next Interest Payment Date on which the Company has paid all deferred and unpaid amounts (including compounded interest on such deferred amounts) and all other accrued interest on the Security.

“interest” shall be deemed to include interest on interest payments deferred pursuant to the foregoing.

So long as any Securities remain Outstanding, if (x) the Company has given notice of its election to defer interest payments on the Securities but the related Deferral Period has not yet commenced or (y) a Deferral Period is continuing, then, in either case, the Company shall not, and shall not permit any Subsidiary of the Company, to: (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of Capital Stock of the Company; (ii) make any payment of principal of, or interest or premium, if any, on or repay, purchase or redeem any of the Company’s debt securities that rank upon the Company’s liquidation on a parity with or junior to the Securities; or (iii) make any guarantee payments regarding any guarantee issued by the Company of securities of any Subsidiary of the Company if the guarantee ranks upon the Company’s liquidation on a parity with or junior to the Securities; provided, however, the restrictions in clauses (i), (ii) and (iii) above shall not apply to: (A) any purchase, redemption or other acquisition of shares of the Company’s Capital Stock in connection with: (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more of its employees, officers, directors, consultants or independent contractors; or (2) the satisfaction of the Company’s obligations pursuant to any contract outstanding at the beginning of the applicable Deferral Period requiring such purchase redemption or other acquisition; (B) any exchange, redemption or conversion of any class or series of the Company’s Capital Stock, or the Capital Stock of one of its Subsidiaries, for any other class or series of the Company’s Capital Stock, or of any class or series of the Company’s indebtedness for any class or series of the Company’s Capital Stock; (C) any purchase of fractional interests in shares of the Company’s Capital Stock pursuant to the conversion or exchange provisions of such Capital Stock or the securities being converted or exchanged; (D) any declaration of a dividend in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption or purchase of rights pursuant thereto; (E) any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks on parity with or junior to such stock; or (F) any payment of current or deferred interest on securities equal in rank to the Securities (the “Pari Passu Securities”) of the Company so long as the amounts paid, the amounts set aside at such time for payment of such Pari Passu Securities of the Company on the immediately following regularly scheduled Interest Payment Dates therefor and the amounts paid or set aside at such time for payment on the Securities on the immediately following Interest Payment Date for the Securities, are in the same proportion to the full payment to which each series of such Pari Passu Securities of the Company and the Securities is then, or on such immediately following regularly scheduled Interest Payment Dates will be, entitled to be paid in full.

For the avoidance of doubt, notwithstanding anything herein to the contrary, no terms of the Securities will restrict in any manner the ability of any of the Subsidiaries of the Company to pay dividends or make any distributions to the Company or to any other Subsidiaries of the Company.

Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: March 27, 2018

Assurant, inc.

By:
Name:
Title:

[Signature Page to Global Note (2048 Notes)]

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: March 27, 2018

U.S. BANK NATIONAL ASSOCIATION, As Trustee,

By:
Authorized Officer

[Signature Page to Global Note (2048 Notes)]

[REVERSE OF SECURITY]

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of March 27, 2018 (herein called the “Indenture”, which term shall have the meaning assigned to it in such instrument), between the Company and U.S. Bank National Association, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the holders of Senior Debt and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof.

On or after March 27, 2028, the Securities will be redeemable in whole or in part, at the election of the Company and at any time or from time to time, at a Redemption Price equal to 100% of the principal amount of the Securities to be redeemed, plus accrued and unpaid interest (including compounded interest) on the principal amount of the Securities to be redeemed to, but excluding, the Redemption Date; provided, that if the Securities are not redeemed in whole, at least $25 million aggregate principal amount of the Securities, excluding any Securities held by the Company or any of the Company’s affiliates, must remain outstanding after giving effect to such redemption.

At any time prior to March 27, 2028, the Securities will be redeemable in whole, but not in part, within 90 days after the occurrence of a “Rating Agency Event,” a “Tax Event” or a “Regulatory Capital Event” at a Redemption Price equal to (i) in the case of a “Rating Agency Event,” 102% of their principal amount and (ii) in the case of a “Tax Event” or a “Regulatory Capital Event,” their principal amount, in each case plus accrued and unpaid interest (including compounded interest) to, but excluding, the Redemption Date.

For the purposes of the foregoing, the following definitions shall apply:

“Tax Event” means the receipt by the Company of an opinion of independent counsel experienced in such matters to the effect that, as a result of any:

(i) amendment to, clarification of or change (including any officially announced prospective change) in the laws or treaties of the United States or any political subdivision or taxing authority of or in the United States, or any regulations under those laws or treaties, that is enacted or effective on or after the date hereof;

(ii) administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or other similar announcement, including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation, that is taken on or after the date hereof;

(iii) amendment to, clarification of or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known, that is enacted or effective on or after the date hereof; or

(iv) threatened challenge asserted in writing in connection with an audit of the Company, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Securities, which challenge is asserted against the Company or becomes publicly known on or after the date hereof,

(each of (i), (ii), (iii) and (iv) above, a “Change in Tax Law”) there is more than an insubstantial risk that interest payable by the Company on the Securities is not, or within 90 days of the date of such opinion will not be, deductible, in whole or in part, by the Company for U.S. federal income tax purposes; provided that a Change in Tax Law under section 163(j) of the Internal Revenue Code of 1986, as amended (including any amendment to section 163(j), and any amendment to or the issuance of regulations or another official administrative pronouncement under section 163(j)) (“section 163(j)”), shall not give rise to a “Tax Event” unless, in the opinion of independent counsel experienced in such matters, the Change in Tax Law under section 163(j) limits, defers or prohibits the deduction of interest on the Securities in a manner or to an extent different from and more adverse than interest on senior debt obligations of the Company by reason of the specific characteristics of the Securities.

“Rating Agency Event” means that any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Securities Exchange Act of 1934, as amended, that then publishes a rating for the Company (a “Rating Agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Securities, which amendment, clarification or change results in:

(i) the shortening of the length of time the Securities are assigned a particular level of equity credit by that Rating Agency as compared to the length of time they would have been assigned that level of equity credit by that Rating Agency or its predecessor on the initial issuance of Securities; or

(ii) the lowering of the equity credit (including up to a lesser amount) assigned to the Securities by that Rating Agency as compared to the equity credit assigned by that Rating Agency or its predecessor on the initial issuance of the Securities.

“Regulatory Capital Event” means that the Company becomes subject to capital adequacy supervision by a capital regulator and the capital adequacy guidelines that apply to the Company as a result of being so subject set forth criteria pursuant to which the full principal amount of the Securities would not qualify as capital under such capital adequacy guidelines, as the Company may determine at any time, in the Company’s sole discretion.

Notice of any redemption will be mailed at least 15 but not more than 60 days before the Redemption Date to each holder of record of the Securities to be redeemed at its registered address. Unless the Company defaults in payment of the Redemption Price and accrued interest, including any compounded interest, interest on the Securities or portions thereof called for redemption will cease to accrue on the Redemption Date. The Company may not redeem the

Securities in part unless all accrued and unpaid interest (including deferred interest) has been paid in full on all Outstanding Securities for all interest periods terminating on or before the Redemption Date.

In the event of any redemption, neither the Company nor the Trustee will be required to:

(i) issue, register the transfer of, or exchange, Securities during a period beginning at the opening of business 15 days before the day of selection of Securities for redemption and ending at the close of business on the day of mailing of notice of redemption; or

(ii) transfer or exchange any Securities so selected for redemption, except, in the case of any Securities being redeemed in part, any portion thereof not to be redeemed.

Within five New York Business Days following the earlier of (a) the date on which an Acquisition Termination Event occurs and (b) December 17, 2018, if the TWG Acquisition has not closed on or prior to such date, the Company will be required to send a notice of mandatory redemption to the holders of the Securities fixing the date of such mandatory redemption (such date to be 15 days from the sending of the notice of mandatory redemption). On such mandatory Redemption Date, the Company will be required to redeem the Securities, in whole but not in part, at a Redemption Price equal to 101% of the aggregate principal amount of such Securities, plus accrued and unpaid interest on such Securities to the Redemption Date.

“Acquisition Termination Event” means either (1) the termination of the TWG Acquisition Agreement or (2) the Company determines in its reasonable judgment that the TWG Acquisition will not occur.

“New York Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“TWG Acquisition” means the Company’s pending acquisition of TWG Holdings Limited.

“TWG Acquisition Agreement” means the Amended and Restated Agreement and Plan of Merger, dated January 8, 2018, entered into in connection with the TWG Acquisition.

In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Debt, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his or her behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee his or her attorney-in-fact for any and all such purposes. Each Holder hereof, by his or her acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Debt, whether now outstanding or hereafter created, incurred or assumed, and waives reliance by each such Holder upon said provisions.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.